ADDENDUM TO
DIRECTOR AGREEMENT

This Addendum to the Director Agreement, dated August 1st, 2020 **(the "Addendum")**, is made by and between Clickstream Corp. ("Company") and Nicholas B. Panza ("Panza").

WHEREAS, Panza and Company have entered into a Director Agreement dated December 24th, 2019 **("the Agreement")**.

WHEREAS, Company and Panza now desire to supplement the Agreement to modify the terms and conditions of the Services to be Provided and Consideration to be paid.

NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

1. The recitals set forth hereinabove are hereby incorporated into the Addendum, the same as if fully set forth herein. This Addendum shall amend, modify, and supplement the Agreement. The terms of this Addendum shall supersede and control any provisions of the Agreement that conflict with the provisions of this Addendum. In addition, except as may be provided in this Addendum, any capitalized terms contained herein that are not specifically defined herein, shall have the same meaning provided in the Agreement.

2. The Agreement is hereby supplemented by this Addendum as follows: **Section 2. Compensation and Expenses (a) Board Compensation** shall be modified as follows:

   2. <u>Compensation and Expenses</u>.

   (a) <u>Board Compensation</u>. The Director shall not be entitled to compensation for his services as a director. The Director shall be compensated $500 per month as Chairperson of the Compensation Committee.

3. This Addendum shall be incorporated into the Agreement and shall be subject to the terms contained therein.

4. This document may be executed in counterparts, which taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto signed their names, on the day and year first above written.

Clickstream Corporation ("Company")	Nicholas B. Panza ("Panza")
DocuSigned by: Frank Magliochetti	DocuSigned by: Nicholas Panza
Frank Magliochetti, CEO	Nicholas B. Panza